EXHIBIT 99.1

Tracy Pina Investor Relations (408) 878-6593 tpina@riverstonenet.com	Peter Ruzicka Corporate Communications (408) 878-6756 pruzicka@riverstonenet.com

RIVERSTONE NETWORKS REPORTS FIRST QUARTER FISCAL 2004 RESULTS

SANTA CLARA, Calif., June 19, 2003 — Riverstone Networks, Inc. (Nasdaq: RSTN) today reported first quarter results for the period ended May 31, 2003. Revenues for the first quarter of fiscal 2004 were $12.7 million, compared with revenues of $15.1 million in the prior quarter and $30.1 million for the same period last year.

GAAP net loss for the first quarter was $19.1 million or $0.15 per share. This compares with a GAAP net loss of $40.6 million or $0.33 per share for the fourth quarter of fiscal 2003 and a GAAP net loss of $15.9 million or $0.13 per share for the first quarter of fiscal 2003.

Also today, Riverstone announced that it has received a Nasdaq staff determination indicating that its common stock is subject to delisting from the Nasdaq Stock Market due to noncompliance with Marketplace Rule 4310(c)(14), which requires the timely filing of Form 10-K. As previously announced, the delay in filing Form 10-K for the year ended March 1, 2003 results from the company’s decision to conduct an internal review of its accounting practices and defer filing of Form 10-K until the review is complete. In accordance with Nasdaq’s rules, Riverstone will request a hearing to appeal the staff determination.

Riverstone Networks will hold a conference call today, June 19, 2003, beginning at 5:00 p.m. EDT/2:00 p.m. PDT. Investors can listen to the conference call on the Internet. To listen to the live call, go to http://ir.riverstonenet.com at least 15 minutes prior to the start time to download and install necessary audio software. For those unable to listen to the live broadcast, replay will be available one hour after the conclusion of the call at http://ir.riverstonenet.com and, through Monday, June 23, 2003, at (303) 590-3000, pass code 541250.

About Riverstone Networks

Riverstone Networks, Inc. (Nasdaq:RSTN) provides carrier class switches and routers for mission critical networks. From the metropolitan edge to the campus network, Riverstone’s advanced technology delivers the control and reliability carriers, government organizations, educational institutions and large corporations require. Worldwide, operators of mission critical networks trust Riverstone. For more information, please visit www.riverstonenet.com.

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Riverstone Networks is a trademark of Riverstone Networks, Inc. All other trademarks, service marks, and trade names belong to their respective owners.

RIVERSTONE NETWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three months ended
	May 31, 2003	June 1, 2002
NET REVENUES	$12,688	$30,100
Cost of revenues	8,285	14,956
GROSS MARGIN	4,403	15,144
Operating expenses:
Research and development	13,109	12,502
Sales and marketing	9,548	13,564
General and administrative	3,370	5,605
Restructuring expenses	(69)	—
Total operating expenses	25,958	31,671
OPERATING LOSS	(21,555)	(16,527)
Interest and other income, net	1,361	3,020
Interest expense	(1,491)	(2,062)
Loss on investments	(98)	—
Gain on repurchase of convertible notes, net	2,853	—
NET LOSS BEFORE TAXES	(18,930)	(15,569)
Income tax provision	139	380
NET LOSS	$(19,069)	$(15,949)
Basic and diluted per share data:
Net loss per share	$(0.15)	$(0.13)
Shares used in per-share calculation	126,571	122,580

RIVERSTONE NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

(in thousands)

	May 31, 2003	March 1, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$95,236	$112,629
Short-term investments	116,111	107,247
Accounts receivable, net	6,175	10,285
Inventories	9,217	8,516
Due from officers and employees	445	400
Prepaid expenses and other current assets	8,175	4,620
Total current assets	235,359	243,697
Property and equipment, net	13,644	13,877
Intangible and other long-term assets, net	34,453	36,667
Long-term investments	115,369	132,437
TOTAL ASSETS	$398,825	$426,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,012	$11,272
Deferred revenue	8,973	8,196
Accrued compensation	7,272	7,378
Other accrued expenses	13,059	11,506
Total current liabilities	42,316	38,352
Convertible subordinated notes	131,750	147,000
Stockholders’ equity	224,759	241,326
LIABILITIES AND STOCKHOLDERS’ EQUITY	$398,825	$426,678

RIVERSTONE NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three months ended May 31, 2003	Three months ended June 1, 2002
Cash flows from operating activities:
Net loss	$(19,069)	$(15,949)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,382	3,089
Amortization of intangibles	1,428	124
Provision for losses on accounts receivable	158	2,015
Stock-based compensation	1,457	652
Loss on investments	98	—
Provision for inventory	79	—
Gain on repurchase of convertible notes payable	(2,853)	—
Changes in assets and liabilities:
Accounts receivable	3,952	(9,931)
Inventories	(780)	2,661
Prepaid expenses and other current assets	(3,599)	2,285
Accounts payable and other accrued expenses	3,187	(13,643)
Long-term assets	483	3,226
Deferred revenue	777	203
Net cash used in operating activities	(12,300)	(25,268)

Cash flows from investing activities:
Capital expenditures	(2,149)	(2,285)
Proceeds from maturities of investments	107,850	44,047
Proceeds from sales of investments	61,491	23,547
Purchases of short-term and long-term investments	(160,901)	(110,508)
Net purchases of other long-term investments	—	(8,675)
Net cash provided by (used in) investing activities	6,291	(53,874)

Cash flows from financing activities:
Proceeds from issuance of common stock	532	1,476
Repurchase of 3.75% convertible notes payable	(12,094)	—
Net cash (used in) provided by financing activities	(11,562)	1,476

Effect of foreign exchange rate changes on cash	178	102

Net decrease in cash and cash equivalents	(17,393)	(77,564)
Cash and cash equivalents at the beginning of period	112,629	123,095
Cash and cash equivalents at the end of period	$95,236	$45,531